Exhibit 2.2

FORM OF

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

OF

RILEY EXPLORATION – PERMIAN, LLC

FROM A LIMITED LIABILITY COMPANY TO

A CORPORATION PURSUANT TO SECTION 265 OF

THE DELAWARE GENERAL CORPORATION LAW

This Certificate of Conversion to Corporation is being duly executed and filed by Riley Exploration – Permian, LLC, a Delaware limited liability company (the “LLC”), to convert the LLC to Riley Exploration Permian, Inc., a Delaware corporation (the “Corporation”), under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) and the General Corporation Law of the State of Delaware (8 Del.C. § 101, et seq.)

FIRST: The jurisdiction where the LLC was first formed is the State of Delaware.

SECOND: The jurisdiction where the LLC was formed immediately prior to filing this Certificate of Conversion is the State of Delaware.

THIRD: The date the LLC was first formed is June 13, 2016.

FOURTH: The name of the LLC immediately prior to filing this Certificate of Conversion is Riley Exploration – Permian, LLC, a Delaware limited liability company.

FIFTH: The name of the Corporation as set forth in the Certificate of Incorporation filed in accordance with Section 265(b) of the General Corporation Law of the State of Delaware is Riley Exploration Permian, Inc., a Delaware corporation.

* * * * *

IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of Riley Exploration – Permian, LLC, has executed this Certificate of Conversion on the          day of     , 2018.

RILEY EXPLORATION – PERMIAN, LLC, a Delaware limited liability company
By:
Name:
Title: